Exhibit 3.47

CERTIFICATE OF FORMATION

OF

ATLS PRODUCTION COMPANY, LLC

1. The name of the limited liability company is ATLS Production Company, LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ATLS Production Company, LLC this 10th day of June, 2013.

By:	/s/ Rosemary Morice
Rosemary Morice, Authorized Person